Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports 2008 Third Quarter Results

CALGARY, Alberta – October 31, 2008 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership or PipeLP) today reported third quarter 2008 net income of $28.3 million or $0.72 per common unit (all amounts in U.S. dollars), an increase of $3.7 million or 15 per cent compared to $24.6 million or $0.64 per common unit for the same period last year.

Partnership cash flows (please see the Financial Highlights table for more detail) increased $13.5 million, or 48 per cent, to $41.6 million for third quarter of 2008, compared to $28.1 million for the same period last year. This increase was primarily due to higher cash distributions received from Great Lakes Gas Transmission Limited Partnership (Great Lakes or GLGT) and Northern Border Pipeline Company (Northern Border or NBPC), increased cash flows provided by Tuscarora Gas Transmission Company’s (Tuscarora or TGTC) operating activities and lower costs at the Partnership level. The total cash distributions received represent a $9.7 million increase compared to the same quarter last year primarily due to an $8.2 million special distribution received from Northern Border upon the sale of its wholly-owned subsidiary, Bison Pipeline LLC (Bison).

Cash distributions paid by the Partnership were $27.8 million or $0.705 per common unit in third quarter 2008, an increase of $2.7 million compared to $25.1 million or $0.655 per common unit for the same period last year.

“Our current free cash flow and minimal near term capital commitments, combined with our strong balance sheet and financial liquidity, place the Partnership in a solid position to weather these unstable financial markets and to take advantage of opportunities, should they arise. The stability in our financial position also underpinned the Partnership’s recent quarterly distribution announcement of $0.705 per unit,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc.

“Our focus on growing in a sustained and disciplined manner remains unchanged,” continued Girling. “Northern Border’s sale of Bison in the third quarter includes a commitment by our sponsor to continue to advance the Bison Project which would diversify the natural gas supply options for Northern Border and strengthen its contract portfolio.”

Financial Highlights

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2008	2007	2008	2007
Net income	28.3	24.6	81.1	62.3
Per common unit (1)	$0.72	$0.64	$2.08	$1.81
Partnership cash flows (2)	41.6	28.1	121.5	92.2
Cash distributions paid	27.8	25.1	80.8	61.3
Cash distributions declared per common unit (3)	$0.705	$0.660	$2.110	$1.965
Weighted average common units outstanding
(millions)	34.9	34.9	34.9	31.5
Common units outstanding at end of period
(millions)	34.9	34.9	34.9	34.9

(1) Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

(2) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(3) The Partnership’s 2008 third quarter cash distribution will be paid on November 14, 2008 to unitholders of record as of October 31, 2008.

Recent Developments
Bison Pipeline Project (Bison Project) – On September 3, 2008 Northern Border announced the sale of Bison to TransCanada for a total purchase price of $20 million. The assets of Bison included executed precedent agreements subject to certain shipper contingencies, as well as regulatory, environmental and engineering activities completed on the Bison Project. Shippers on the Bison Project have executed contracts for capacity on the Northern Border system from Port of Morgan, Montana to Ventura, Iowa on the Northern Border system, subject to the in-service date of the Bison Project. The sale of Bison positions the Bison Project to potentially combine with TransCanada’s proposed Pathfinder Project that would interconnect with the Northern Border system. If the Bison Project or the Pathfinder Project is successful, it would diversify natural gas supply and potentially increase demand for transportation services on the Northern Border system.

Net Income
The following net income information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance:

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

(unaudited)	For the three months ended September 30, 2008					For the nine months ended September 30, 2008
(millions of dollars)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)
Transmission revenues	8.2	8.2	-	66.7	67.7	23.3	23.3	-	213.9	212.8
Operating expenses	(2.3)	(1.4)	(0.9)	(17.1)	(19.3)	(6.8)	(3.7)	(3.1)	(45.9)	(57.5)
	5.9	6.8	(0.9)	49.6	48.4	16.5	19.6	(3.1)	168.0	155.3
Depreciation	(1.8)	(1.8)	-	(14.7)	(15.3)	(5.1)	(5.1)	-	(43.9)	(45.8)
Financial charges, net and other	(7.7)	(1.1)	(6.6)	(8.0)	7.1	(22.8)	(3.1)	(19.7)	(24.4)	(12.1)
Michigan business tax	-	-	-	(1.2)	-	-	-	-	(4.2)	-
				25.7	40.2				95.5	97.4
Equity income	31.9	-	-	12.0	19.9	92.5	-	-	44.4	48.1
Net income	28.3	3.9	(7.5)	12.0	19.9	81.1	11.4	(22.8)	44.4	48.1

(unaudited)	For the three months ended September 30, 2007					For the nine months ended September 30, 2007
(millions of dollars)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)
Transmission revenues	6.7	6.7	-	65.6	79.6	20.3	20.3	-	162.2	228.0
Operating expenses	(2.2)	(1.2)	(1.0)	(12.6)	(21.6)	(6.4)	(3.7)	(2.7)	(34.0)	(61.7)
	4.5	5.5	(1.0)	53.0	58.0	13.9	16.6	(2.7)	128.2	166.3
Depreciation	(1.6)	(1.6)	-	(14.5)	(15.1)	(4.7)	(4.7)	-	(34.9)	(45.6)
Financial charges, net and other	(8.7)	(1.0)	(7.7)	(8.1)	(10.2)	(25.5)	(3.4)	(22.1)	(19.5)	(30.9)
				30.4	32.7				73.8	89.8
Equity income	30.4	-	-	14.2	16.2	78.6	-	-	34.3	44.3
Net income	24.6	2.9	(8.7)	14.2	16.2	62.3	8.5	(24.8)	34.3	44.3

(1) The Partnership owns a 100 per cent general partner interest in Tuscarora following the acquisition of an additional two per cent interest on December 31, 2007.

(2) The Partnership acquired a 46.45 per cent partner interest in Great Lakes on February 22, 2007.

(3) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income from Northern Border includes amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

Net income increased $3.7 million, or 15 per cent, to $28.3 million in third quarter of 2008, compared to $24.6 million in third quarter of 2007. This increase was primarily due to higher equity income from Northern Border, increased Tuscarora transmission revenues and lower financial charges, net and other, partially offset by decreased equity income from Great Lakes.

Equity income from Great Lakes was $12.0 million in third quarter of 2008, a decrease of $2.2 million or 15 per cent, compared to $14.2 million for the same period last year. The decrease in equity income was primarily due to increased operating expenses and Michigan business tax (a partnership level tax that was instituted in 2008), partially offset by increased transmission revenues. At Great Lakes’ level, operating expenses increased $4.5 million for the three months ended September 30, 2008 compared to the same period last year primarily due to higher taxes other than income, costs related to system integration expenditures and increased pipeline maintenance costs. Michigan business tax of $1.2 million was recorded for the three months ended September 30, 2008. Great Lakes’ transmission revenues increased $1.1 million for the three months ended September 30, 2008 compared to the same period last year due primarily to higher short-term revenues from increased sales of daily transport capacity.

Equity income from Northern Border was $19.9 million in third quarter of 2008, an increase of $3.7 million or 23 per cent, compared to $16.2 million in the same period last year. This is primarily due to a $16.1 million gain on sale of Bison, partially offset by lower transmission revenues. At Northern Border’s level, transmission revenues decreased $11.9 million, or 15 per cent, for the three months ended September 30, 2008 compared to the same period last year due primarily to a decrease in system utilization mainly related to natural gas supply from the Rockies Basin into the Mid-Continent market from the in-service of the western segment of the Rockies Express Pipeline.

Tuscarora’s net income was $3.9 million in third quarter of 2008, an increase of $1.0 million or 34 per cent, compared to $2.9 million in the same period last year. The increase in net income is primarily due to increased transmission revenues resulting from a new firm transportation service contract which supported the Likely compressor station expansion that went into service on April 1, 2008.

Financial charges, net and other were $7.7 million in third quarter of 2008, a decrease of $1.0 million or 11 per cent, compared to $8.7 million in the same period last year. This decrease relates primarily to lower interest rates and lower average debt outstanding, partially offset by losses on interest rate derivatives over the same period in 2007.

Partnership Cash Flows
The Partnership uses the non-GAAP financial measures ‘Partnership cash flows’ and ‘Partnership cash flows allocated to common units’ as financial performance measures. As the Partnership’s financial performance underpins the availability of cash flows to fund the cash distributions that the Partnership pays to its unitholders, the Partnership believes these are key measures of the available cash flows to its unitholders. The following Partnership cash flows information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance. Partnership cash flows and Partnership cash flows allocated to common units are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2008	2007	2008	2007
Net Income	28.3	24.6	81.1	62.3
Add:
Cash flows provided by Tuscarora's operating activities	7.2	4.6	17.3	13.5
Cash distributions from Great Lakes	19.3	17.4	55.0	41.0
Cash distributions from Northern Border	22.6	14.8	72.0	62.5
	49.1	36.8	144.3	117.0
Less:
Tuscarora's net income	(3.9)	(2.9)	(11.4)	(8.5)
Equity income from investment in Great Lakes	(12.0)	(14.2)	(44.4)	(34.3)
Equity income from investment in Northern Border	(19.9)	(16.2)	(48.1)	(44.3)
	(35.8)	(33.3)	(103.9)	(87.1)
Partnership cash flows	41.6	28.1	121.5	92.2
Partnership cash flows allocated to general partner (1)	(3.2)	(2.3)	(8.6)	(5.3)
Partnership cash flows allocated to common units	38.4	25.8	112.9	86.9
Cash distributions declared	(27.8)	(25.4)	(83.0)	(75.4)
Cash distributions declared per common unit (2)	$0.705	$0.660	$2.110	$1.965
Cash distributions paid	(27.8)	(25.1)	(80.8)	(61.3)
Cash distributions paid per common unit (2)	$0.705	$0.655	$2.070	$1.905
Weighted average common units outstanding (millions)	34.9	34.9	34.9	31.5

(1) Partnership cash flows allocated to general partner represents the cash distributions paid to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions.

(2) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Partnership cash flows increased $13.5 million, or 48 per cent, to $41.6 million for third quarter of 2008, compared to $28.1 million for the same period last year. This increase was primarily due to higher cash distributions received from Great Lakes and Northern Border, increased cash flows provided by Tuscarora’s operating activities and lower costs at the Partnership level. In third quarter 2008, the Partnership received total cash distributions of $41.9 million, of which $19.3 million was received from Great Lakes and $22.6 million was received from Northern Border. The total cash distributions received represent a $9.7 million increase compared to the same quarter last year primarily due to an $8.2 million special distribution received from Northern Border as a result of the sale of Bison. Cash flows provided by Tuscarora’s operating activities increased by $2.6 million for the quarter ended September 30, 2008 compared with the same period last year primarily due to higher transmission revenues resulting from the Likely compressor station expansion project that went into service on April 1, 2008. Also contributing to the increase in Partnership cash flows is a $1.2 million decrease in net financial charges at the Partnership level.

The Partnership paid distributions of $27.8 million in third quarter of 2008, an increase of $2.7 million, or 11 per cent, compared to $25.1 million for the same period in the prior year and repaid a net $3.0 million of the outstanding debt balance.

Liquidity and Capital Resources
As of October 31, 2008, the Partnership had no outstanding borrowings under the $250.0 million revolving portion of its revolving credit and term loan agreement and was in compliance with the covenants of the agreement. The interest rate incurred on the credit facility (includes both outstanding term loans and revolving borrowings) averaged 5.23 per cent for the three months ended September 30, 2008 after accounting for hedging activity.

The Partnership views its core banking group as high quality and has a well-established relationship with these institutions. The Partnership has an existing $250.0 million debt and equity shelf expiring December 1, 2008 which it expects to renew in fourth quarter 2008. This will supplement the $250.0 million of capacity available under the Partnership’s existing revolving credit and term loan facility which expires on December 12, 2011.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Friday, October 31, 2008 at 10:00 a.m. (Mountain) and 12:00 p.m. (Eastern). Mark Zimmerman, president of the general partner, will discuss third quarter 2008 financial results and general developments and issues concerning the Partnership followed by a question and answer session for the investment community and media. To participate, please call (866) 225-0198. A replay of the conference call will also be available two hours after the conclusion of the call and until midnight (Eastern) on Friday, November 7, 2008, by dialing (800) 408-3053, then entering pass code 3272194#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Great Lakes and Northern Border to recontract their available capacity at maximum rates, its ability to identify accretive growth opportunities, operational decisions of Northern Border’s and Great Lakes’ operator, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, costs related to the Partnership’s pipeline systems’ pipeline integrity programs, TransCanada’s ability to obtain commercial support for either the Bison Project or the Pathfinder Project and their decision whether or not to proceed with either the Bison or Pathfinder Projects, regulatory, construction and other risks related to the construction of the Bison Project or the Pathfinder Project, success of other pipelines competing with Northern Border by bringing competing U.S. sourced gas to Northern Border’s markets, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Media Inquiries:	Cecily Dobson	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2008	2007	2008	2007

Equity income from investment in Great Lakes	12.0	14.2	44.4	34.3
Equity income from investment in Northern Border	19.9	16.2	48.1	44.3
Transmission revenues	8.2	6.7	23.3	20.3
Operating expenses	(2.3)	(2.2)	(6.8)	(6.4)
Depreciation	(1.8)	(1.6)	(5.1)	(4.7)
Financial charges, net and other	(7.7)	(8.7)	(22.8)	(25.5)
Net income	28.3	24.6	81.1	62.3

Net income allocation
Common units	25.1	22.4	72.5	57.0
General partner	3.2	2.2	8.6	5.3
	28.3	24.6	81.1	62.3

Net income per common unit	$0.72	$0.64	$2.08	$1.81

Weighted average common units outstanding (millions)	34.9	34.9	34.9	31.5

Common units outstanding, end of the period (millions)	34.9	34.9	34.9	34.9

Operating Results	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2008	2007	2008	2007
Great Lakes(1)
Volumes:
Gas delivered (million cubic feet)	195,244	194,443	606,106	489,853
Average throughput (million cubic feet per day)	2,122	2,114	2,212	2,227
Capital Expenditures (millions of dollars):
Maintenance	1.1	0.9	6.2	5.7
Northern Border
Volumes:
Gas delivered (million cubic feet)	164,283	214,283	526,806	601,484
Average throughput (million cubic feet per day)	1,813	2,396	1,961	2,260
Capital Expenditures (millions of dollars):
Maintenance	1.8	0.2	6.7	7.4
Growth	3.8	-	6.9	-
Tuscarora
Volumes:
Gas delivered (million cubic feet)	6,124	6,212	21,688	20,292
Average throughput (million cubic feet per day)	67	68	79	74
Capital Expenditures (millions of dollars):
Growth	1.0	0.9	6.4	4.4

(1) The summary information provided for Great Lakes in the "Nine months ended September 30, 2007" column pertains to the period after acquisition of February 23 to September 30, 2007.